Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES DECEMBER 31, 2022 FINANCIAL RESULTS
AND DECLARES FIRST QUARTER 2023 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — February 7, 2023 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a first quarter 2023 dividend of $0.48 per share. The first quarter 2023 dividend is payable on March 31, 2023 to stockholders of record as of March 15, 2023.

DECEMBER 31, 2022 FINANCIAL RESULTS

Ares Capital also announced financial results for its fourth quarter and year ended December 31, 2022.

OPERATING RESULTS

	Q4-22(1)			Q4-21(1)		FY-22			FY-21
(dollar amounts in millions, except per share data)	Total Amount	Per Share		Total Amount	Per Share	Total Amount	Per Share		Total Amount	Per Share
Core EPS(3)		$0.63			$0.58		$2.02			$2.02
GAAP net income per share(2)(4)		$0.34			$0.83		$1.21			$3.51
Net investment income(2)	$349	$0.68		$242	$0.52	$1,092	$2.19		$741	$1.66
Net realized gains (losses)(2)	$26	$0.05		$16	$0.04	$33	$0.07		$240	$0.54
Net unrealized gains (losses)(2)	$(201)	$(0.39)		$124	$0.27	$(525)	$(1.05)		$586	$1.31
GAAP net income(2)(4)	$174	$0.34		$382	$0.83	$600	$1.21		$1,567	$3.51
Dividends declared and payable		$0.51	(5)		$0.41		$1.87	(6)		$1.62

	As of
(dollar amounts in millions, except per share data)	December 31, 2022	December 31, 2021
Portfolio investments at fair value	$21,780	$20,009
Total assets	$22,398	$20,843
Stockholders’ equity	$9,555	$8,868
Net assets per share	$18.40	$18.96
Debt/equity ratio	1.29x	1.26x
Debt/equity ratio, net of available cash (7)	1.26x	1.21x
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(1)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months and year ended December 31, 2022 were approximately 514 million and 498 million, respectively, and approximately 463 million and 446 million, respectively, for the comparable periods in 2021.

(3)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(4)In the first quarter of 2022, Ares Capital adopted Accounting Standards Update (ASU) 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three months and year ended December 31, 2022 was $0.34 and $1.19, respectively. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2022 was approximately 534 million and 518 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior periods presented were not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior periods presented are the same as the basic GAAP net income per share amount.

(5)Includes an additional dividend of $0.03 per share paid on December 29, 2022 to stockholders of record as of December 15, 2022.

(6)Includes additional dividends of $0.12 per share in the aggregate paid during the year ended December 31, 2022.

(7)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“Our record fourth quarter core earnings concluded another great year for Ares Capital where we generated strong results and paid record dividends while maintaining stable credit quality,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “The significant amount of volatility in the capital markets brought more favorable competitive dynamics, and we are seeing a meaningfully more attractive risk reward market environment. Looking forward, we believe we are well positioned to continue to generate attractive returns and dividends for shareholders given our healthy portfolio, experienced team and robust investment process.”

“We believe that our long-term approach of maintaining a strong balance sheet with a high proportion of longer dated, unsecured debt along with significant available liquidity continues to be a significant competitive advantage for us,” said Penni Roll, Chief Financial Officer of Ares Capital. “Our conservative balance sheet management has supported our ability to perform well in a variety of market and economic conditions and to pay stable to growing quarterly dividends for our shareholders for more than 13 years.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q4-22	Q4-21	FY-22	FY-21
Portfolio Activity During the Period:
Gross commitments	$2,519	$5,866	$9,870	$15,573
Exits of commitments	$2,333	$3,869	$7,953	$11,195

			As of December 31,
			2022	2021
Portfolio Information:
Portfolio investments at fair value			$21,780	$20,009
Fair value of accruing debt and other income producing securities(8)			$19,493	$18,182
Number of portfolio company investments			466	387
Percentage of floating rate securities at fair value(9)			71%	77%
Weighted average yields on debt and other income producing securities(10):
At amortized cost			11.6%	8.7%
At fair value			11.9%	8.7%
Weighted average yields on total investments(11):
At amortized cost			10.5%	7.9%
At fair value			10.6%	7.9%

Asset class percentage at fair value
First lien senior secured loans			43%	47%
Second lien senior secured loans			18%	23%
Subordinated certificates of the SDLP			6%	5%
Senior subordinated loans			5%	4%
Preferred equity			9%	8%
Ivy Hill Asset Management, L.P.(12)			10%	5%
Other equity			9%	8%

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(8)Including the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”)

(9)Including Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(10)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(11)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(12)Includes Ares Capital’s equity and subordinated loan investments in IHAM, as applicable.

In the fourth quarter of 2022, Ares Capital made new investment commitments of approximately $2.5 billion, including $283 million of new investment commitments to IHAM, of which approximately $2.2 billion were funded. New investment commitments included 19 new portfolio companies and 22 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners, and its clients, to fund first lien senior secured loans. As of December 31, 2022, 222 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $2.5 billion in new commitments made during the fourth quarter of 2022, 61% were in first lien senior secured loans, 14% were in second lien senior secured loans, 6% were in were subordinated certificates of the SDLP, 3% were in senior subordinated loans, 2% were in preferred equity, 11% were for Ares Capital’s equity and subordinated loan investments in IHAM and 3% were in other equity. Of these commitments, 84% were in floating rate debt securities, of which 89% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the fourth quarter of 2022, Ares Capital funded approximately $0.5 billion related to previously existing unfunded revolving and delayed draw loan commitments.

Also in the fourth quarter of 2022, Ares Capital exited approximately $2.3 billion of investment commitments, including approximately $943 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 83% were first lien senior secured loans, 8% were second lien senior secured loans, 4% were preferred equity, 2% were Ares Capital’s subordinated loan in IHAM and 3% were other equity. Of the approximately $2.3 billion of exited investment commitments, 91% were floating rate, 4% were fixed rate, 3% were on non-accrual status and 2% were non-income producing.

As of December 31, 2022 and 2021, the weighted average grade of the portfolio at fair value was 3.2 and 3.1, respectively, and loans on non-accrual status represented 1.7% of the total investments at amortized cost (or 1.1% at fair value) and 0.8% at amortized cost (or 0.5% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations— Portfolio and Investment Activity” in Ares Capital’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on February 7, 2023.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2022, Ares Capital had $303 million in cash and cash equivalents and $12.2 billion in total aggregate principal amount of debt outstanding ($12.2 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $3.9 billion available for additional borrowings under its existing credit facilities as of December 31, 2022.

During the three months ended December 31, 2022, Ares Capital issued and sold approximately 0.9 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $18.2 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

In November 2022, Ares Capital completed a public underwritten equity offering pursuant to which Ares Capital sold 9.2 million shares of common stock at a price of $18.87 per share to the participating underwriters, with net proceeds totaling approximately $173.2 million, after giving effect to offering expenses. In addition, Ares Capital’s investment adviser paid the underwriters approximately $2.2 million, or $0.24 per share, in connection with this offering. This payment is not subject to reimbursement by Ares Capital.

FOURTH QUARTER 2022 DIVIDENDS PAID

On October 25, 2022, Ares Capital announced that its Board of Directors declared a fourth quarter 2022 dividend of $0.48 per share for a total of approximately $249 million. On February 9, 2022, Ares Capital announced that its Board of Directors declared an additional fourth quarter 2022 dividend of $0.03 per share for a total of approximately $15 million. The fourth quarter dividends were paid on December 29, 2022 to stockholders of record as of December 15, 2022.

RECENT DEVELOPMENTS
In January 2023, Ares Capital and ARCC FB Funding LLC, a wholly owned subsidiary of Ares Capital, entered into an agreement to amend ARCC FB Funding LLC’s revolving funding facility (the “BNP Funding Facility”) that among other things, (a) increased the commitments under the facility from $300 million to $500 million and (b) adjusted the interest rate charged on the BNP Funding Facility from an applicable LIBOR (subject to a floor of 0.00%) or a "base rate" plus a margin of (i) 1.80% during the reinvestment period and (ii) 2.30% following the reinvestment period to an applicable SOFR (subject to a floor of 0.00%) plus a credit spread adjustment of 0.10% or a "base rate" plus a margin of (i) 2.30% during the reinvestment period and (ii) 2.80% following the reinvestment period.

In January 2023, Ares Capital completed a public equity offering pursuant to which Ares Capital sold approximately 12.1 million shares of common stock at a price of $18.53 per share to the participating underwriters, with net proceeds totaling approximately $223.4 million, after giving effect to underwriting fees and estimated offering expenses.

From January 1, 2023 through February 1, 2023, Ares Capital made new investment commitments of approximately $226 million, of which $158 million were funded. Of these new commitments, 90% were in first lien senior secured loans, 6% were in preferred equity and 4% were in other equity. Of the approximately $226 million of new investment commitments, 90% were floating rate, 4% were fixed rate, 4% were non-income producing and 2% were on non-accrual status. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.4% and the weighted average yield on total investments funded during the period at amortized cost was 10.4%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From January 1, 2023 through February 1, 2023, Ares Capital exited approximately $372 million of investment commitments, including $23 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the total investment commitments exited, 89% were first lien senior secured loans and 11% were subordinated certificates of the SDLP. All of the approximately $372 million of exited investment commitments were floating rate. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 10.9% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 10.9%. Of the approximately $372 million of investment commitments exited from January 1, 2023 through February 1, 2023, Ares Capital recognized total net realized gains of approximately $1 million, with no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of February 1, 2023, Ares Capital had an investment backlog and pipeline of approximately $210 million and $55 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, February 7, 2023 at 12:00 p.m.(Eastern Time) to discuss its quarter and year ended December 31, 2022 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (844) 200-6205. International callers can access the conference call by dialing +1 (929) 526-1599. All callers will need to enter access code 584901. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through February 21, 2023 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (866) 813-9403 and to international callers by dialing +44 204 525 0658. For all replays, please reference access code 582648. An archived replay will also be available through February 21, 2023 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which often leads to economic growth and employment. Ares Capital believes its loans and other investments in these companies can generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest publicly traded BDC by market capitalization as of December 31, 2022. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of December 31,
	2022	2021
ASSETS
Total investments at fair value (amortized cost of $22,043 and $19,810, respectively)	$21,780	$20,009
Cash and cash equivalents	303	372
Restricted cash	34	114
Interest receivable	176	142
Receivable for open trades	4	80
Other assets	81	99
Operating lease right-of-use asset	20	27
Total assets	$22,398	$20,843
LIABILITIES
Debt	$12,210	$11,020
Base management fees payable	79	69
Income based fees payable	81	67
Capital gains incentive fees payable	35	161
Interest and facility fees payable	105	100
Payable to participants	34	114
Payable for open trades	22	216
Accounts payable and other liabilities	167	111
Secured borrowings	79	74
Operating lease liabilities	31	43
Total liabilities	12,843	11,975
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 700 and 600 common shares authorized, respectively; 519 and 468 common shares issued and outstanding, respectively	1	—
Capital in excess of par value	9,556	8,553
Accumulated (overdistributed) undistributed earnings	(2)	315
Total stockholders’ equity	9,555	8,868
Total liabilities and stockholders’ equity	$22,398	$20,843
NET ASSETS PER SHARE	$18.40	$18.96

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$456	$336	$1,470	$1,247
Capital structuring service fees	59	116	153	306
Dividend income	110	64	424	222
Other income	15	13	49	45
Total investment income	640	529	2,096	1,820

EXPENSES
Interest and credit facility fees	141	105	455	372
Base management fees	79	69	305	253
Income based fees	81	67	252	225
Capital gains incentive fees	(37)	28	(101)	161
Administrative fees	2	4	11	15
Other general and administrative	7	6	27	24
Total expenses	273	279	949	1,050
NET INVESTMENT INCOME BEFORE INCOME TAXES	367	250	1,147	770
Income tax expense, including excise tax	18	8	55	29
NET INVESTMENT INCOME	349	242	1,092	741
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	26	16	81	283
Net unrealized gains (losses)	(201)	124	(525)	586
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(175)	140	(444)	869
REALIZED LOSS ON EXTINGUISHMENT OF DEBT	—	—	(48)	(43)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$174	$382	$600	$1,567
NET INCOME PER COMMON SHARE:
Basic	$0.34	$0.83	$1.21	$3.51
Diluted	$0.34	$0.83	$1.19	$3.51
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	514	463	498	446
Diluted	534	463	518	446

SCHEDULE 1

Reconciliations of Core EPS to basic GAAP net income per share

Reconciliations of Core EPS to basic GAAP net income per share, the most directly comparable GAAP financial measure, for the three months and years ended December 31, 2022 and 2021 are provided below.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)
Core EPS(1)	$0.63	$0.58	$2.02	$2.02
Net realized and unrealized gains (losses)(2)	(0.34)	0.31	(0.98)	1.85
Capital gains incentive fees attributable to net realized and unrealized gains and losses(2)	0.07	(0.06)	0.20	(0.36)
Income tax expense related to net realized gains and losses(2)	(0.02)	—	(0.03)	—
GAAP net income per share(2)(3)	$0.34	$0.83	$1.21	$3.51
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(1)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. Basic GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

(2)All per share amounts and weighted average shares outstanding are basic. The basic weighted average shares outstanding for the three months and year ended December 31, 2022 were approximately 514 million and 498 million, respectively, and approximately 463 million and 446 million, respectively, for the comparable periods in 2021.

(3)In the first quarter of 2022, Ares Capital adopted ASU 2020-06, which requires the use of the if-converted method when calculating the dilutive impact of outstanding convertible notes on diluted earnings per share. As a result, Ares Capital’s diluted GAAP net income per share for the three months and year ended December 31, 2022 was $0.34 and $1.19, respectively. The weighted average shares outstanding for purpose of calculating the diluted GAAP net income per share for the three months and year ended December 31, 2022 was approximately 534 million and 518 million, respectively, which includes approximately 20 million shares for each period related to the assumed conversion of outstanding convertible notes. Under the allowed modified retrospective method, diluted GAAP net income per share for the prior periods presented were not restated to reflect the impact of ASU 2020-06. As such, diluted GAAP net income per share amount for the prior periods presented are the same as the basic GAAP net income per share amount.